Exhibit 21.1

GLOBAL BRASS AND COPPER HOLDINGS, INC

List of Subsidiaries

Name	State or Jurisdiction Under Which Organized
Global Brass and Copper, Inc	Delaware
GBC Metals, LLC*	Delaware
GBC Metals Asia Pacific PTE Ltd.	Singapore
Olin Industrial (Hong Kong) Limited	China
Olin Luotong Metals (GZ) Co., Ltd.	China
Chase Brass and Copper Company, LLC	Delaware
A.J. Oster, LLC	Delaware
A.J. Oster Foils, LLC	Delaware
A.J. Oster Caribe, LLC	Delaware
A.J. Oster West, LLC	Delaware
A.J.O. Mexico S.A. de C.V.	Mexico
A.J.O. Global Services Mexico S.A. de C.V.	Mexico
* Also doing business as Olin Grass, Fineweld Tube, Bryan Metals, and Somers Thin Strip